Exhibit 10.15

EXECUTION VERSION

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is entered into as of January 28, 2008, by and among Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”), Apollo Management VI, L.P., on behalf of affiliated investment funds (“Apollo Management”), Apollo Alternative Assets, L.P. (“Apollo Alternative,” and, together with Apollo Management, “Apollo”) and TPG Capital, L.P. (“TPG,” and, together with Apollo, the “Managers”).

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of December 19, 2006, by and among Hamlet Holdings LLC, a Delaware limited liability company, Hamlet Merger Inc., a Delaware corporation and a wholly owned subsidiary of Hamlet Holdings LLC, and the Company (as amended, the “Merger Agreement”), Hamlet Merger Inc. has been merged with and into the Company (the “Merger”) with the Company surviving such merger;

WHEREAS, certain investment funds affiliated with Apollo and TPG (collectively, the “Funds”) are making an equity investment in the Company in connection with the Merger; and

WHEREAS, the Company wishes to retain the Managers to provide certain management and advisory services to the Company, and the Managers are willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. Each Manager hereby severally agrees that, during the term of this Agreement (the “Term”), it will provide to the Company, to the extent requested by the Company and mutually agreed by the Company and each Manager, by and through itself and/or such Manager’s successors, assigns, affiliates, officers, partners, directors, employees, agents and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as such Manager in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Company; provided that the responsibilities of one Manager shall not be substantially disproportionate to the responsibilities of any other Manager. The Company shall request such services by way of written notice to the Managers, which notice shall specify the services required of the Managers and shall include all background material necessary for the Managers to complete such services. Such management, advisory and consulting services shall include, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing on terms and conditions satisfactory to the Company and its respective subsidiaries;

(b) advice in connection with acquisition, disposition and change of control transactions involving the Company or its subsidiaries;

(c) financial, managerial and operational advice in connection with operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company or its subsidiaries; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Managers and the Company may from time to time agree in writing.

The Managers or the Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Managers deem reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Managers or the Manager Designees on a weekly, monthly, annual or other basis. The Company acknowledges that each of the services are not exclusive to the Company or its subsidiaries and that the Managers and the Manager Designees may render similar services to other persons and entities. The Managers and the Company understand that the Company or its subsidiaries or affiliates (other than the Managers or their affiliates) may at times engage one or more financial advisor, consultant, investment bankers or financial advisers or similar agents to provide services in addition to, but not in lieu of, services provided by the Managers and the Manager Designees under this Agreement. In providing services to the Company or its subsidiaries, the Managers and Manager Designees will act as independent contractors and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) As consideration to the Managers for their agreement to render the services in Section 1, on the date hereof, the Company will pay to the Managers (or their respective Manager Designees) an aggregate transaction fee equal to $200,000,000 (two hundred million dollars) (the “Transaction Fee”). The Transaction Fee will be divided among the Managers as follows: (i) Apollo or its designee will be entitled to 50% and (ii) TPG or its designee will be entitled to 50%. Neither Manager nor any of their respective affiliates shall be paid any separate fee in connection with the Merger other than the fees contemplated by this Agreement. In addition to the Transaction Fee, on the date hereof, the Company will pay to the Managers (or their respective Manager Designees), upon obtaining the unanimous consent of the Managers as to the amounts to be paid, an amount equal to all out-of pocket expenses incurred by or on behalf of Hamlet Holdings LLC and each Manager or their respective affiliates, including, without limitation, (i) the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors that may have been retained by the Company and/or any Manager or its affiliates and (ii) any fees (including any financing fees) related to the Merger (all such fees and expenses, in the aggregate, the “Covered Costs”).

(b) During the Term, the Company will pay to the Managers (or their respective Manager Designees) an annual monitoring fee equal to the greater of (x) $30 million and (y) 1.0% (one percent) of the Company’s EBITDA (as defined below) (the “Monitoring Fee”) as compensation for the services provided by the Managers or the Manager Designees under this Agreement, with such fee being payable by the Company (including the method and timing of payment) as reasonably determined and mutually agreed to by Apollo, TPG and the Company; provided that the Monitoring Fee shall be payable in respect of the period from the date of consummation of the Merger through the end of the calendar quarter during which such consummation occurs shall be pro rated based on the number of days in such period; provided, further, that the Managers or Manager Designees may, with the unanimous consent of the Managers, pay, or cause Merger Sub to pay, any portion of the Monitoring Fee to any third-party in respect of services provided from time to time by such third party to the Company. The Managers or Manager Designees retain the right to defer any portion of the Monitoring Fee without waiving the right to receive such payment at a future date. For purposes of calculating the Monitoring Fee, “EBITDA” shall have the meaning set forth in the credit agreement, dated January 28, 2008, by and among the Company and the other parties thereto (the “Credit Agreement”), as applied to the Company and its Subsidiaries on a consolidated basis.

(c) During the Term, in addition to the fees paid pursuant to Section 2(b), the Company will pay to the Managers (or their respective Manager Designees) an aggregate fee (the “Subsequent Fee”) in connection with the consummation of any financing or refinancing (equity or debt), dividend, recapitalization, acquisition, disposition, spin-off or split-off transactions involving the Company or any of its direct or indirect subsidiaries equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(d) Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such respective other account(s) as the respective Managers may specify to the Company in writing prior to such payment. Each payment made pursuant to this Section 2 (other than the Covered Costs) shall be allocated among the Managers (or their respective Manager Designees) as follows: (i) Apollo will be entitled to 50%; and (ii) TPG will be entitled to 50%; provided that such allocation shall be adjusted on the date on which payment is due under this Section 2 to reflect any transfers of Company Shares (as defined in the Stockholders’ Agreement) owned by the Sponsor (as defined in the Stockholders’ Agreement) affiliated with a Manager and following the date hereof (such Manager, a “Transferring Manager”), other than (x) transfers to affiliates of such Transferring Manager or (y) pro rata transfers by both Sponsors (such allocation, as adjusted from time to time, the “Allocation Percentage”). For the avoidance of doubt, upon a transfer giving rise to an adjustment pursuant to the preceding sentence (i) the Transferring Manager’s Allocation Percentage shall be equal to (x) the number of Company Shares held by the Sponsor affiliated with such Transferring Manager after giving effect to the transfer over (y) the total number of Company Shares held by both Sponsors after giving effect to such transfer, and (ii) the Allocation Percentage of the non-Transferring Manager shall be equal to 100% minus the Transferring Manager’s Allocation Percentage determined in clause (i) above.

(e) Each payment made to a Manager pursuant to this Section 2 shall be received in respect of the Affiliates of such Manager investing in the Company as provided by such Manager in writing to the Company prior to such payment.

3. Deferral. In the event that any financing or similar agreements to which the Company is a party and that have been approved by both Sponsors in accordance with the Stockholders’ Agreement (the “Financing Documents”) restrict the payment of all or any portion of any fee payable to the Managers (or their respective Manager Designees) pursuant to Section 2 above for any payment period (such restricted fees, the “Deferred Fees”), the amount of fees paid to each

Manager and Manager Designee in such period will be reduced pro rata (based on aggregate fees payable to each such Manager or their respective Manager Designee), and any Deferred Fees will accrue in the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect until the last day of the quarter in which the tenth anniversary of the consummation of the Merger occurs; provided that this Agreement shall be automatically extended each December 31 for an additional year unless the Managers (acting unanimously) or the Company provide written notice of their desire not to automatically extend the term of this Agreement to the other parties hereto at least ninety (90) days prior to such December 31; provided, further, that (x) this Agreement may be terminated at any time upon unanimous consent of the Managers and (y) this Agreement shall terminate automatically immediately prior to the earlier of (i) an Initial Public Offering (as defined in the Stockholders’ Agreement) or (ii) a transfer or issuance of equity securities of the Company (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a Person or Persons other than the existing stockholders owning, directly or indirectly, a majority of the voting power of the applicable Company, upon the consummation of such transfer or issuance, or the sale of all or substantially all of the assets of the Company (any such sale transaction, a “Sale”), in each case, unless otherwise agreed by both Managers, and without any further action by the Company or Apollo or TPG, (i) each of the Company, Apollo and TPG shall be released from any and all obligations and liabilities with respect to provision of the management, advisory and consulting services pursuant to this Agreement and payment of the Transaction Fee, the Monitoring Fee, the Subsequent Fee or any other fees pursuant to this Agreement (other than any unreimbursed expenses of Apollo or TPG owing and payable pursuant to Section 5(a)), and this Agreement, other than Section 4 through Section 14, shall have no further force or effect and (ii) in consideration of the termination provided in clause (i), the Company shall pay to each Manager (or their respective Manager Designees), via wire transfer of immediately available funds payable immediately prior to either of an Initial Public Offering or Sale, as the case may be, a lump-sum amount equal to the net present value of the remaining Transaction Fee, the Monitoring Fee, the Subsequent Fee or any other fees pursuant to this Agreement owing and payable by the Company to such Manager (or its Manager Designees) from the date of such Initial Public Offering or Sale, as the case may be, until the expiration of the term of this Agreement (which amount shall be determined using an annual discount rate equal to the then-current rate of interest on the Company’s revolving credit facility, and assuming that EBITDA would have grown at a rate equal to the greater of (x) 6%, compounded annually and (y) the compounded annual EBITDA growth rate for the last two completed fiscal years). In the event of an Initial Public Offering or Sale that, in either case, includes non-cash consideration, each Manager may elect for it or its Manager Designees to receive all or any portion of any amounts payable pursuant to this Agreement as a result of such Initial Public Offering or Sale in the form of such non-cash consideration, valued at the sale price.

5. Expenses; Indemnification.

(a) Expenses. The Company will pay to the Managers (or their respective Manager Designees) on demand all Reimbursable Expenses whether incurred prior to or following the date of this Agreement. As used herein, “Reimbursable Expenses” means (i) all out-of-pocket expenses incurred following the consummation of the Merger relating to the services provided by the Managers, their respective affiliates, or the Manager Designees to the Company or any of its affiliates from time to time (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined by the Managers or the Manager Designees) and other travel related expenses), (ii) all out-of-pocket legal expenses incurred by the Managers, their respective affiliates or the Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement, the Merger Agreement or any related documents or instruments, whether incurred prior to or following the date of this Agreement, and (iii) all expenses incurred by the Managers, their respective affiliates or the Manager Designees which are properly allocable to the Company, including in connection with their management and operations, whether incurred prior to or following the date of this Agreement.

(b) Indemnity and Liability. The Company will indemnify, exonerate and hold the Managers, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim arising out of, or in any way relating to (i) this Agreement, the Merger Agreement, any transaction to which the Company is a party or any other circumstances with respect to the Company or (ii) operations of, or services provided by the Managers or the Manager Designees to, the Company, or any of their respective affiliates from time to time; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments will be promptly repaid by such Indemnitee to the Company without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. None of the Managers nor any of their respective Manager Designee makes any representations or warranties, express or implied, in respect of the services to be provided by the Managers or the Manager Designees hereunder. In no event will the Managers, the Manager Designees or Indemnitees be liable to the Company or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute willful misconduct of the Managers or the Manager Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Managers, the Manager Designees and their respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Managers, the Manager Designees or their respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager, each Manager Designee and their respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Company on the one hand and each Manager and Manager Designee (or one or more of their respective Indemnitees or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve the Managers, the Manager Designees or their respective Indemnitees. Except as the Managers or the Manager Designees, may otherwise agree in writing after the date hereof:

(i)	The Managers, the Manager Designees and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries), (B) to directly or indirectly do business with any client or customer of the Company or its subsidiaries, (C) to take any other action that a Manager or a Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b), (D) not to communicate or present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person, and (E) to take any other action permitted pursuant to Section 6.02 of the Stockholders’ Agreement or Article XII of the amended and restated certificate of incorporation of the Company.

(ii)

Except as provided in Section 6(a), none of the Managers, the Manager Designees nor any of their respective Indemnitees will be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such Person’s participation therein.

(c) Limitation of Liability. In no event will a Manager, a Manager Designee or any of their respective Indemnitees be liable to the Company or any of its affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by a Manager or a Manager Designee hereunder.

7. Assignment, etc. Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) each Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement, in which event such Manager will no longer be entitled to any fees under Section 2 and reimbursement of expenses under Section 2(a) and Section 5(a) and will be released of all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Managers will inure to the benefit of such Indemnitees and their successors and assigns.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless given in writing by both Managers and executed by the Company; provided that any Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived portion will revert to the Company. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE, APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM,

THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN. The Company or any Manager may file an original counterpart or a copy of this Section 10 with any court as written evidence of the consent of the parties to the waiver of their rights to trial by jury.

11. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

12. Notice. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Stockholders at the following addresses (or such other address as such Stockholders may specify by notice to the Company:

If to the Company (with a copy, which shall not constitute notice, to Apollo and TPG), to:

One Caesars Palace Drive
Las Vegas, NV 89109
Attention: Steve Brammell
Telephone: 702-407-6393
Fax: 702-407-6418

with a copy to each of (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Paul J. Shim, Esq.
Telephone: 212.225.2930
Fax: 212.225.3999

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Cohen, Esq.
Gregory E. Ostling, Esq.
Telephone:	212.403.1000
Facsimile:	212.403.2000

If to Apollo Management, to:

Apollo Management VI, L.P.
9 West 57th Street
New York, NY 10019
Attention:	Eric L. Press
Facsimile:	212.515.3288

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Steven A. Cohen
Gregory E. Ostling
Facsimile:	212.403-2364

If to Apollo Alternative, to:

Apollo Alternative Assets, L.P.
c/o Apollo Management VI, L.P.
9 West 57th Street
New York, NY 10019
Attention:	Eric L. Press
Facsimile:	212.515.3288

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Steven A. Cohen
Gregory E. Ostling
Facsimile:	212.403-2364

If to TPG, to:

TPG Capital, L.P.
301 Commerce Street
Suite 3300
Fort Worth, Texas 76102
Attention:	Clive D. Bode
Facsimile:	(817) 871-4088

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:	Paul J. Shim
Facsimile:	(212) 225-3999

13. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Anthony Civale
Name:	Anthony Civale
Title:	Director

APOLLO MANAGEMENT VI, L.P. on behalf of affiliated investment funds

By:	AIF VI Management, LLC, its general partner

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo Alternative Assets GP Limited, its general partner

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Vice President

TPG CAPITAL, L.P.

By:	Tarrant Capital, LLC, its general partner

By:	/s/ Clive D. Bode
Name:	Clive D. Bode
Title:	Vice President